AMENDMENT TO
THE MANAGEMENT AGREEMENT

            WHEREAS, Columbia Management Multi-Strategy Hedge Fund, LLC (the "Fund") and Banc of America Investment Advisors, Inc. (the "Adviser") are parties to a Management Agreement dated December 3, 2004 (the "Management Agreement"); and
            WHEREAS, the Fund and the Adviser desire to amend the Management Agreement as described herein.
            NOW, THEREFORE, it is hereby agreed as follows:
            1.	All capitalized terms used herein and in the
preamble without definition shall have the meaning ascribed to them in the Management Agreement.
            2.	Effective upon the consummation of the Plan and
Agreement of Reorganization and Merger among the Fund, Grosvenor Registered Multi-Strategy Fund (TI 1), LLC and Grosvenor Registered Multi-Strategy Fund NewSub, LLC (the "Effective Date"), the Management Agreement is amended to eliminate payment to the Adviser of the Incentive Allocation described in Schedule A to the Management Agreement. Upon the Effective Date, the Adviser shall not be entitled to receive the Incentive Allocation, notwithstanding the provisions of Section 5.5 of the Limited Liability Company Operating Agreement of the Fund.
            3.	The Fund represents that this Amendment has been
approved by the members of the Board of Directors of the Fund, including a majority of the Directors who are not "interested persons" (as defined by the Investment Company Act of 1940, as amended, and the rules thereunder) of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval.
            4.	The defined terms "Management Agreement" and
"Management Fee" in the Management Agreement are hereby replaced by the defined terms "Advisory Agreement" and "Advisory Fee," respectively.
            5.	Any future modification to the Management
Agreement that would reinstate the Incentive Allocation or otherwise constitute a material amendment to the Management Agreement shall be required to be approved by the members of the Fund.
            6.	Except as hereby amended, the terms and
provisions of the Management Agreement shall remain in full force and effect.



            IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the 18 day of December, 2009.

BANC OF AMERICA INVESTMENT
ADVISORS, INC.
By:  /s/ Mohan N. Badgujar

Name:  Mohan N. Badgujar
Title:    Senior Vice President

COLUMBIA MANAGEMENT MULTI-STRATEGY
HEDGE FUND, LLC

By:  /s/ Steven L. Suss
Name:  Steven L. Suss
Title:    President
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